Exhibit 10.13

MARKETING/BILLING AGREEMENT

This Agreement is entered into this March 3, 2008, between Med-Sense Guaranteed Association, a Not-For-Profit Illinois corporation, with its office located at 16476 Wild Horse Creek Road, Chesterfield, Missouri 63017 (hereinafter referred to as “Association”) and Health Insurance Innovations, a corporation with its office is located at 218 E. Bearss Avenue, Suite 325, Tampa, Florida 33613 (hereinafter referred to as “Company”).

WHEREAS, Association was formed for the purpose of providing certain goods, services, and information to those members of the public who pay the required fees and dues to enroll as a member of, and maintain membership in, the Association; and

WHEREAS, Association desires to endorse group insurance policies and serve as the master policy owner for said group insurance insuring Association members enrolling into the group insurance plans and Association desires to utilize the services of Company and its agents and employees to procure new members for Association; and to utilize the services of Company to collect required fees and dues from members.

WHEREAS, Company is in the business of marketing products and has agents and employees at its disposal who commonly come into contact with members of the public, and Company desires to market and enroll new members for the Association, as well as collect dues from members.

NOW THEREFORE, in consideration of the foregoing and the covenants hereinafter contained, it is mutually agreed as follows:

I.        Authorization of Company

In consideration of the covenants contained herein; and other good and valuable consideration, the sufficiency of which is hereby acknowledged, Association hereby authorizes Company and Company hereby agrees to accept exclusive authorization by Association to procure new members for Association and to market the benefits and products of the Association.  Further, the Association authorizes Company and Company hereby agrees to accept authorization by Association to collect and remit, or provide for the collection and remittance of, dues owing by Association members to Association.

II.        Duties of Company; Compensation.

Company agrees to perform the following functions under this Agreement:

A.	To enroll new members in Association;

B.	To market the benefits and products of the Association.

C.
To collect all membership fees and dues then in effect for Association membership; including any renewal fees or dues, from persons whom it enrolls and continues to enroll as members of Association and to remit or cause to be remitted all fees and charges payable to providers or services and benefits to which the Association has entered into an Agreement.

D.	The Company agrees to pay the Association Two Dollars and no Cents ($2.00) monthly per membership.

E.
To forward or cause to be forwarded to Association or its administrator, on a weekly basis a list of all membership applications taken by Company, along with a separate listing of such members showing names, addresses, effective dates, mode of payment, and any cancellations, accompanied by applicable fees and dues.

F.
To refer to Association all written correspondence, telephone calls, etc. which it may receive from Association members, other than inquiries as to any insurance products offered through Company to members of Association.

G.
To be responsible for the preparation, printing and costs of all marketing material to be utilized by Company in its efforts to secure additional members for Association; provided further that such marketing material may not be used by Company without the prior review and written approval of Association.

Duties of Association

Association agrees to perform the following functions under this Agreement:

A.
To provide for all the administration of Association, including the obtaining of services or benefits to be automatically provided to all members and to make payment to providers of such services or benefits.

B.	To print membership kits and cards and to provide for the mailing of such items to all Association members.

C.	To serve as the Master Policy Owner for group insurance products issued to the Association insuring those members enrolling in the plan.

D.
To receive and administer all member inquiries concerning membership status and benefits and to furnish an 800 (toll free) telephone number for members to use in such regard, except that Association shall refer to Company any inquiries or complaints relative to any insurance products offered through Company to Association members.

E.
To reasonably cooperate with Company with respect to insurance matters concerning members of Association who have purchased or may purchase coverage through Company.  Provided, however, that applying for or obtaining any insurance products offered through Company shall not be a requirement for membership in Association.  Termination or cancellation of any insurance product offered through Company shall have no effect on any person’s membership in Association.

III.        Indemnification

It is expressly recognized that Company, and the insurers it represents, are responsible for all insurance matters and insurance regulatory compliance with regard to any insurance products Company may market to members of Association.  Except as provided herein, Company agrees to indemnify and hold Association harmless from any loss or damage awards, cost or expense, including reasonable attorney’s fees and court or governmental agency action concerning a claim for benefits under any insurance product’s coverage issued to Association members through Company or that alleges or determines that any insurance program offered to Association members through Company has been improperly or unlawfully sold or solicited.  This indemnification obligation shall also extend to any litigation naming Association as a defendant and involving allegations by any third party that Company, or Association has directly or indirectly caused the violation or infringement of any contract rights of such party or damaged such third party’s business as a result of activities conducted by Company or

Association in connection with this Agreement.  Notwithstanding the foregoing, Company shall not be responsible or liable for the acts or omissions of any insurer.

IV.        Exclusivity

During the term of this Agreement and any extension thereof and prior to any proper cancellation of the Agreement, Association agrees that: (a) Company shall be the sole insurance marketing organization which Association shall allow or contract with for purposes of soliciting prospective members for Association and for marketing insurance products; and (b) Company shall be the sole insurance marketing organization which Association shall allow to have access to Association’s membership list.  Nothing herein shall restrict Association or Association from contracting with any non-insurance marketing organization for purpose of procuring new memberships for Association; and (c) Association will not contract with any other entities to market insurance products to Association members for a period of three (3) years after termination of this Agreement.

V.        Confidentiality

The parties to this Agreement acknowledge that the Association’s membership list is the sole property and a trade secret of Association, and the Company’s policyholder list is the sole property and a trade secret of Company, and that each shall hold the other’s list in strictest confidence to the extent divulged pursuant to activities under this Agreement.  Except to the extent such lists overlap, (i.e., contain members of Association who are also insured through Company), and subject to the provisions of Article VI herein, neither Company nor Association shall be authorized to utilize the other’s list for any purpose whatsoever during the term of the Agreement other than as stated in this Agreement, nor to divulge to any third party the nature and provisions of this Agreement other than as may be required by law, court order or regulatory authorities. This confidentiality required shall survive the expiration or termination of this Agreement.  Additionally, to the extent such lists overlap on the date of such expiration or termination, Association agrees not to divulge to any insurance marketing entity the identity of such members nor the nature and provisions of this Agreement for a period of three (3) years from the date of such termination or cancellation.

VI.        Term

The initial term of this Agreement shall be a period of three (3) years commencing effective March 3, 2008, which term shall be automatically extended for an additional term of three (3) years unless one hundred twenty (120) days prior to the expiration of the initial three (3) year term, Company has given Association, or Association has given Company, specific written notice of intent to terminate this Agreement.  Any subsequent extension of this Agreement shall automatically be extended for an additional one (1) year term unless one hundred twenty (120) days prior to the expiration of any subsequent one (1) year term Company provides Association, or Association provides Company, written notice of the intent to terminate this Agreement at the conclusion of such subsequent one (1) year term.

VII.        Cancellation

A.
If either party defaults in fulfilling any of its obligations under this Agreement, the other party may serve a written fifteen (15) days’ notice upon the defaulting party specifying the nature of said default.  If such default is not cured within fifteen (15) days after receipt of such notice or if the said default or omission specified in the notice is of a nature that cannot be completely cured or remedied in said fifteen (15) day period, then at the option of the non-defaulting party, this Agreement and term thereunder shall terminate.·

B.
Either party may terminate any part of its obligations and duties under this Agreement immediately upon receipt of a request or direction to terminate such activity, or of an allegation that such activity is unlawful, whether oral or written, from authorized representatives of governmental agencies responsible for the regulation of Company or Association, either formal or informal, concerning activities engaged in pursuant to this Agreement.  If either party shall desire to terminate any part of its obligations and duties under this Agreement pursuant to the provisions of this paragraph B, such party shall send written notice of the same to the other party.

C.
Notwithstanding any provision herein to the contrary, the obligation and duty of Company to collect and remit or cause to be collected or remitted to Association, membership fees and dues, as provided in Article II hereof, shall survive termination or cancellation of this Agreement.

VIII.        Offset

If at any time Association is in possession of funds due the Company and at the same time the Company is in possession of funds due Association, then the parties may upon mutual agreement offset amounts owed them from the funds by them owing to the other party.

IX.        Assignment

This Agreement shall not be assignable by either party without the prior written consent of the other party.

X.        Modification

This Agreement may not be modified, altered or amended in any manner except by an agreement in writing duly executed by the parties hereto, or as may be required by any law, regulation or governmental agency in order to be in compliance with law.

XI.        Severability

Should any portion of this Agreement be void or invalid, the remaining portion of this Agreement shall be of full force and effect as if the void or invalid portion was severable and not a part of this Agreement.

XII.        Notices

Any notices to be given hereunder by one party to the other may be effected either by personal delivery in writing or by mail, registered or certified, postage pre-paid with return receipt requested.  Mailed notices shall be addressed to the parties at the addresses appearing in the introductory paragraph of this Agreement, by each party may change its address by written notice in accordance with this paragraph.  Notices sent by mail shall be deemed communicated as of five (5) days after mailing.

XIII.        Governing Law

This Agreement shall be governed and interpreted under the laws of the State of Missouri.

XIV.        Relationship

Nothing in this Agreement is intended to nor does it create the relationship of employer and employee, partner or joint venturer between Company and Association.

XV.        Binding Effect

This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns.

XVI.        No Implied Waiver

The failure by any party hereto from time to time to exercise any right or power provided it herein shall not be construed as a waiver of such party to exercise such right or power at any subsequent time.

IN WITNESS WHEREOF, the undersigned parties hereto have duly executed this Agreement on the date and year first above written.

HEALTH INSURANCE INNOVATIONS		MED-SENSE GUARANTEED ASSOCIATION

By:	/s/ Mike Kosloske	By:	/s/ Mike Hershberger
	Mike Kosloske, President, CEO		Mike Hershberger, President